Exhibit 10.1

Rhys Hughes

16 Goldcrest Close

Bingham

Nottingham

NG13 8QQ

1 October 2016

Variation to terms and conditions of employment

Reference is made to your Service Agreement with Interflora Holdings Limited (the “Company”) dated 8 February 2005 (as amended, the “Service Agreement”).  This letter confirms the amendments to the Agreement with effect from the date of this letter.

In addition to your role as President of the Company, effective 1 October 2016 you will also assume a Global Floral Strategy role for FTD Companies, Inc. (“FTD”).  Also effective on 1 October 2016 you will no longer serve in the role as President, Global Consumer Floral.  As such, you will continue to have two roles going forward and will remain employed by the Company under the terms of the Service Agreement.  The Global Floral Strategy role will also report directly to FTD’s President and Chief Executive Officer.  This additional role will require you to travel to FTD’s offices in both Downers Grove and San Diego from time to time.

Clause 3 of the Service Agreement sets out the scope of your employment and we have agreed that this should include you assuming the additional Global Floral Strategy role on behalf of FTD in the US.  Clause 4.2 of the Service Agreement does envisage you travelling outside of the UK and accords with the new arrangement that we have agreed.

The only other variation to the Service Agreement is that your salary is to be changed to £192,268 with effect from 1 October 2016.  Your bonus target will remain at 100% of your salary.  In conjunction with this change, it will be recommended to the board of directors of FTD that your annual RSU grant (typically made in March) be 10,000 RSUs.

Your other benefits that have been agreed with you under the Service Agreement and subsequently will remain in place.  I can also confirm that your holiday entitlement will be increased to 30 days per year, in line with the new Interflora annual leave policy. This increase will commence from the new holiday year 1st November 2016.Just for the avoidance of any doubt, your employment with the Company will continue to be subject to a six-month notice period from either party, as set out in the Service Agreement.

Capitalised terms in this letter not otherwise defined herein will have the meaning set out in the Service Agreement.  Other than as set out above, all other terms of the Service Agreement will remain in effect.

Please sign a copy of this letter and return it to my attention to indicate your acceptance of this variation to the Service Agreement.

Yours sincerely

/s/ Sian Fell
Sian Fell – Head of Human Resources
For and on behalf of Interflora Holdings Limited

_________________________________________________________________________

I confirm that I have read and understood the terms of this letter and agree to the variation to the Service Agreement.

Signed:	/s/ Rhys Hughes	Date: 1 October 2016
Rhys Hughes

Acknowledged:

FTD Companies, Inc.
By:	/s/ Robert Apatoff
Name:	Robert Apatoff
Title:	President and Chief Executive Officer